Filed Pursuant to Rule 433

File No 333-156724

FINAL TERM SHEET

Dated October 18, 2010

WAL-MART STORES, INC.

$750,000,000 0.750% Notes Due 2013

$1,250,000,000 1.500% Notes Due 2015

$1,750,000,000 3.250% Notes Due 2020

$1,250,000,000 5.000% Notes Due 2040

Name of Issuer:	Wal-Mart Stores, Inc. (“Walmart”)

Title of Securities:	0.750% Notes Due 2013 (“2013 Notes”)
1.500% Notes Due 2015 (“2015 Notes”)
3.250% Notes Due 2020 (“2020 Notes”)
5.000% Notes Due 2040 (“2040 Notes”)

Aggregate Principal Amount:	$750,000,000 (2013 Notes)
$1,250,000,000 (2015 Notes)
$1,750,000,000 (2020 Notes)
$1,250,000,000 (2040 Notes)

Issue Price (Price to Public):	99.657% of principal amount (2013 Notes)
99.459% of principal amount (2015 Notes)
99.619% of principal amount (2020 Notes)
98.336% of principal amount (2040 Notes)

Maturity:	October 25, 2013 (2013 Notes)
October 25, 2015 (2015 Notes)
October 25, 2020 (2020 Notes)
October 25, 2040 (2040 Notes)

Coupon (Interest Rate):	0.750% (2013 Notes)
1.500% (2015 Notes)
3.250% (2020 Notes)
5.000% (2040 Notes)

Benchmark Treasury:	0.500% U.S. Treasury due October 2013 (2013 Notes)
1.250% U.S. Treasury due September 2015 (2015 Notes)
2.625% U.S. Treasury due August 2020 (2020 Notes)
4.375% U.S. Treasury due May 2040 (2040 Notes)

Spread to Benchmark Treasury:	30 basis points (2013 Notes)
48 basis points (2015 Notes)
78 basis points (2020 Notes)
115 basis points (2040 Notes)

Benchmark Treasury Price and Yield:	99 - 25 3/4; 0.566% (2013 Notes)
100 - 18; 1.133% (2015 Notes)
100 - 30+; 2.515% (2020 Notes)
107 - 06+; 3.959% (2040 Notes)

Yield to Maturity:	0.866% (2013 Notes)
1.613% (2015 Notes)
3.295% (2020 Notes)
5.109% (2040 Notes)

Interest Payment Dates:	April 25 and October 25 of each year, beginning on April 25, 2011

Interest Payment Record Dates:	April 15 and October 15 of each year

Redemption Provisions:	No redemption provisions

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting discounts and commissions and before offering expenses):	$745,552,500 (2013 Notes) $1,238,862,500 (2015 Notes) $1,735,457,500 (2020 Notes) $1,218,262,500 (2040 Notes)

Settlement Date:	T + 5; October 25, 2010

Joint Book-Running Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong,
Japan, Singapore

CUSIP:	931142 CW1 (2013 Notes)
931142 CX9 (2015 Notes)

931142 CZ4 (2020 Notes)
931142 CY7 (2040 Notes)

ISIN:	US931142CW13 (2013 Notes)
US931142CX95 (2015 Notes)
US931142CZ44 (2020 Notes)
US931142CY78 (2040 Notes)

Ratings: Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and DBRS, AA. Walmart will apply for specific ratings for the 2013 Notes, the 2015 Notes, the 2020 Notes and the 2040 Notes and expects that the ratings for the Notes will be the same as for Walmart’s other long-term debt securities.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-156724).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-603-5847 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.